Exhibit 21.1

Subsidiaries of ATRM Holdings, Inc.

1. KBS Builders, Inc., organized under the laws of Delaware

2. Aetrium Corporation, organized under the laws of Minnesota

3. Glenbrook Buildings Supply, Inc., organized under the laws of Delaware

4. EdgeBuilder, Inc., organized under the laws of Delaware